As filed with the Securities and Exchange Commission on August 9, 2018.

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EGALET CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	600 Lee Road, Suite 100 Wayne, PA 19087	46-3575334
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

EGALET CORPORATION

AMENDED AND RESTATED 2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Megan C. Timmins, Esq.
Senior Vice President, General Counsel and Secretary
Egalet Corporation

600 Lee Road

Suite 100

Wayne, PA 19087

(Name and Address of Agent for Service)

(610) 833-4200

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

David S. Rosenthal, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
(212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	6,000,000	$0.35	$2,100,000	$261.45

(1)                                 This Registration Statement relates to 6,000,000 shares of common stock of Egalet Corporation (the “Registrant”) not previously registered and available for issuance under the Registrant’s Amended and Restated 2013 Stock-Based Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock. The Registrant has previously registered 6,280,000 shares of common stock of the Registrant for issuance under the Plan.

(2)                                 The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price have been calculated solely for purposes of determining the applicable registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low selling price per share of common stock of the Registrant on August 3, 2018, as reported by the NASDAQ Stock Market.

EXPLANATORY NOTE

On April 1, 2014, Egalet Corporation (the “Company” or the “Registrant”) registered 1,680,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered or sold to participants under the Company’s Amended and Restated 2013 Stock-Based Incentive Compensation Plan (the “Plan”), pursuant to its Registration Statement on Form S-8 (File No. 333-194946) (the “First Registration Statement”).  On June 15, 2015, the Company registered an additional 2,000,000 shares of the Company’s Common Stock to be offered or sold to participants under the Plan (File No. 333-204987) (the “Second Registration Statement”).  On June 29, 2016, the Company registered an additional 2,600,000 shares of the Company’s Common Stock to be offered or sold to participants under the Plan (File No. 333-212298) (the “Third Registration Statement,” and together with the First Registration Statement and the Second Registration Statement, the “Previous Registration Statements”). On May 14, 2018, the holders of a majority of the Company’s outstanding common stock present in person or represented by proxy and entitled to vote on the matter approved an amendment to the Plan to increase the number of shares of Common Stock available for issuance under the Plan by an additional 6,000,000 shares.  This Registration Statement on Form S-8 registers the 6,000,000 additional shares of Common Stock that may be offered or sold pursuant to the Plan.  Accordingly, the contents of the Previous Registration Statements, including periodic reports that the Company filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the Previous Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) is not required to be filed with the Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.  The documents containing the information specified in Part I of Form S-8 will be sent or given to directors, officers, employees and consultants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                           Incorporation of Documents by Reference.

The Registrant is registering additional securities under the Plan covered hereby for which the Previous Registration Statements are currently effective.  This registration statement is filed solely to register an additional 6,000,000 shares of the Company’s Common Stock for issuance under the Plan. Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Previous Registration Statements, including periodic reports that the Company filed with the Commission pursuant to the Exchange Act.

Item 8.                                           Exhibits.

See Exhibit Index.

EXHIBIT INDEX

Exhibit Number	Description

4.1*

Third Amended and Restated Certificate of Incorporation of Egalet Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s annual report on Form 10-K filed with the Commission March 16, 2018).

4.2*	Amended and Restated Bylaws of Egalet Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed with the Commission on February 11, 2014).

4.3*

Indenture, dated April 7, 2015, by and between Eaglet Corporation and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Commission on April 8, 2015 (File No. 001-36295)).

4.4*

Indenture, dated as of August 31, 2016, among the Company, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2016).

4.5*

Indenture, dated as of December 27, 2017, by and among Egalet Corporation, the Guarantors party thereto as of the date thereof and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2017).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered (filed herewith).

10.1	Amended and Restated Egalet Corporation 2013 Stock-Based Incentive Compensation Plan, as amended (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Dechert LLP (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (contained on signature page hereto).

* Previously filed and incorporated herein by reference.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, Commonwealth of Pennsylvania, on this 9th day of August, 2018.

Egalet Corporation

By:	/s/ Robert Radie
Robert Radie
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Radie and Stan Musial, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ROBERT RADIE	President, Chief Executive Officer and Director	August 9, 2018
Robert Radie	(Principal Executive Officer)

/s/ STAN MUSIAL	Chief Financial Officer (Principal Financial Officer)	August 9, 2018
Stan Musial

/s/ BARBARA CARLIN	Chief Accounting Officer (Principal Accounting Officer)	August 9, 2018
Barbara Carlin

/s/ TIMOTHY WALBERT	Chairman of the Board	August 9, 2018
Timothy Walbert

/s/ ELAINE HOCHBERG	Director	August 9, 2018
Elaine Hochberg

/s/ NICHOLAS C. NICOLAIDES	Director	August 9, 2018
Nicholas C. Nicolaides, Ph.D.

/s/ JOHN E. OSBORN	Director	August 9, 2018
John E. Osborn

/s/ ROBERT P. ROCHE, JR.	Director	August 9, 2018
Robert P. Roche, Jr.

/s/ ANDREA HESLIN SMILEY	Director	August 9, 2018
Andrea Heslin Smiley

/s/ JOHN VARIAN	Director	August 9, 2018
John Varian

/s/ GREGORY WEAVER	Director	August 9, 2018
Gregory Weaver